AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 25, 1996
                                                    REGISTRATION NO. 333-05877

                        SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               AMENDMENT NO.4
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933


                     INTEGRATED LIVING COMMUNITIES, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware...........................  8059                             52-1967027
(State or other jurisdiction of ...  (Primary Standard Industrial     (I.R.S. Employer
incorporation or organization) ....  Classification Code Number)      Identification No.)



 Bernwood Centre, 24850 Old 41 Road, Suite 10, Bonita Springs, Florida 34135
                                (941) 947-7200
      (Address,including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                EDWARD J. KOMP
                               Bernwood Centre
                         24850 Old 41 Road, Suite 10
                        Bonita Springs, Florida 34135
                              Tel.: 941-947-7200
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                               with copies to:


 CARL E. KAPLAN, ESQ.             MARSHALL A. ELKINS, ESQ.              FREDERICK W. KANNER, ESQ.
Fulbright & Jaworski L.L.P.       Integrated Health Services, Inc.      Dewey Ballantine
666 Fifth Avenue                  10065 Red Run Boulevard               1301 Avenue of the Americas
New York, New York 10103          Owings Mills, Maryland 21117          New York, New York 10019-6092
Tel.: 212-318-3000                Tel.: 410-998-8400                    Tel.: 212-259-8000


   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [ ]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] --------------------

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ] --------------------

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that the Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall thereafter become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                     PART II

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the Company's estimates (other than the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee) of the expenses in connection with the issuance and distribution of the shares of Common Stock being registered, other than underwriting discounts and commissions and the Representatives non-accountable expense allowance:


          SEC registration fee..............      $   46,610.69
          NASD filing fee ..................          14,017.10
          Nasdaq National Market listing fee          43,124.13
          Printing and engraving expenses ..         150,000.00*
          Legal fees and expenses...........         250,000.00*
          Accounting fees and expenses .....         750,000.00*
          Blue sky fees and expenses........          30,000.00*
          Transfer agent and registrar fees.          10,000.00*
          Miscellaneous expenses ...........          56,248.08*
                                                  ----------------
               Total:.......................      $1,350,000.00*
                                                  ================

   *Estimated

   The Selling Stockholder will not pay any of the foregoing expenses, all of which the Company has agreed to pay.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

   Section 145(a) of the General Corporation Law of the State of Delaware ("GCL") provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

   Section 145(b) of the GCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

   Section 145 of the GCL further provides that to the extent a director or officer of a corporation has been successful in the defense of an action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith, that indemnification provided for by Section 145 of the GCL shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under such Section 145.

   The Company's Restated Certificate of Incorporation provides that the Company shall indemnify certain persons, including officers, directors, employees and agents, to the fullest extent permitted by Section 145 of the GCL of the State of Delaware. Reference is made to the Restated Certificate of Incorporation filed as Exhibit 3.1. The Company's directors and officers are insured against losses arising from any claim against them as such for wrongful acts or omission, subject to certain limitations.

   Under Section 9 of the Underwriting Agreement, the Underwriters are obligated, under certain circumstances, to indemnify officers, directors and controlling persons of the Company against certain liabilities, including liabilities under the Securities Act. Reference is made to the form of Underwriting Agreement filed as Exhibit 1.1 hereto.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.



   In January 1996 the Company issued 100 shares of Common Stock to Integrated Health Services, Inc. ("IHS") in consideration of IHS' contribution to it of certain assets. In June 1996 the Company issued to IHS 4,960,900 shares of Common Stock as a dividend to effect a 49,610-for-1 stock split of the Common Stock on June 10, 1996. The foregoing transaction was exempt from registration under the Securities Act pursuant to Section 4(2) thereunder. In August 1996, IHS surrendered 1,063,100 shares of Common Stock to the Company. At June 30, 1996, IHS had paid total consideration of $42,398,000, representing the net book value of the facilities contributed as capital to the Company by IHS less the cash distributions received by IHS from the Company.

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

Item 16.       Exhibits and Financial Statement Schedules

(a) Exhibits
No             Description
- -----          -----------

1              Form of Underwriting Agreement.+
2.1            Asset Purchase Agreement, dated as of      , 1996, by and among Terrace Gardens,
               L.P., Herbert L. Krumsick, Jon Kardatzke, Louis Weiss, Chester West, Ross G. Tidemann,
               Nestor R. Weigand, Jr., and Integrated Living Communities at Terrace Gardens, Inc.+
2.2            Asset Purchase Agreement, dated as of June 1, 1996, between Cabot Pointe I, Inc. and Integrated
               Living Communities at Cabot Pointe, Inc. and Certain Shareholders of Cabot Pointe I, Inc.+
3.1            Restated Certificate of Incorporation, as amended.+
3.2            Bylaws.+
4.1            Specimen Common Stock Certificate (Description).+
5.             Opinion of Fulbright & Jaworski L.L.P.
10.1           Declaration of Condominium of West Palm Beach, a Condominium, dated as of June 3, 1996, by Central Park Lodges of West Palm Beach and Integrated Living Communities of West
               Palm Beach, Inc.+
10.2           Services Agreement, dated as of June 1, 1996, between Integrated Living Communities of
               West Palm Beach, Inc. and Central Park Lodges of West Palm Beach, Inc.+
10.3           Amendment to Services Agreement, dated as of June 1, 1996, between Integrated Living
               Communities of West Palm Beach, Inc. and Central Park Lodges of West Palm Beach, Inc.+
10.4           Declaration of Condominium of Treemont, a Condominium, dated as of June 1, 1996, by
               Cambridge Group of Texas, Inc. and Integrated Living Communities of Dallas, Inc.+
10.5           Services Agreement, dated as of June 1, 1996, between Integrated Living Communities of
               Dallas, Inc. and Cambridge Group of Texas, Inc.+

10.6           Amendment to Services Agreement, dated as of June 1, 1996, between Integrated Living
               Communities of Dallas, Inc. and Cambridge Group of Texas, Inc.+
10.7           Declaration of Condominium of Vintage, a Condominium, dated as of June 1, 1996, by Integrated
               Health Services at Great Bend, Inc. and Integrated Living Communities of Denton (Texas), Inc.+
10.8           Services Agreement, dated as of June 1, 1996, between Integrated Living Communities of Denton
               (Texas), Inc. and Integrated Health Services at Great Bend, Inc.+
10.9           Amendment to Services Agreement, dated as of June 1, 1996, between Integrated Living Communities of Denton (Texas), Inc. and Integrated Health Services at Great Bend, Inc.+
10.10          Administrative Services Agreement, effective June 1, 1996, by and between Integrated Living
               Communities, Inc. and Integrated Health Services, Inc.+
10.11          Lease Agreement, dated as of June 18, 1996, between The Hartmoor Homestead, L.C., as Landlord, and Integrated Living Communities at Wichita, Inc., as Tenant.+
10.12          Purchase Option Agreement, dated as of June 18, 1996, by and between The Hartmoor Homestead, L.C., as
               Owner, and Integrated Living Communities at Wichita, Inc., as Optionee.+
10.13          Right of First Refusal Agreement, dated as of June 18, 1996, by and between The Hartmoor Homestead,
               L.C. and Integrated Living Communities at Wichita, Inc.+
10.14          Lease Agreement, dated as of June 18, 1996, between The Homestead of Garden City, L.C., as Landlord, and Integrated Living Communities at Garden City, Inc., as Tenant.+
10.15          Purchase Option Agreement, dated as of June 18, 1996, by and between The Homestead of Garden City,
               L.C., as Owner, and Integrated Living Communities at Garden City, Inc., as Optionee.+
10.16          Right of First Refusal Agreement, dated as of June 18, 1996, by and between The Homestead of Garden
               City, L.C. and Integrated Living Communities at Garden City, Inc.+
10.17          Sublease, dated as of June 1, 1996, between Integrated Living Communities of Bradenton, Inc. and
               Integrated Health Services of Lester, Inc. (relating to "The Shores").+
10.18          Guaranty, dated as of June 1, 1996, by Integrated Living Communities, Inc. for the benefit of
               Integrated Health Services of Lester, Inc. and Litchfield Asset Management Corp.+
10.19          Sublease, dated as of June 1, 1996, between Integrated Living Communities of Bradenton, Inc. and
               Integrated Health Services of Lester, Inc. (relating to "Cheyenne").+
10.20          Registration Rights Agreement, dated as of June 1, 1996, between Integrated Living Communities, Inc.
               and Integrated Health Services, Inc.+
10.21          Purchase and Sale Agreement, dated as of October 4, 1995, between Liberty Carrington Pointe Limited
               Partnership, as Seller, and Integrated Management-Carrington Pointe, Inc., as Buyer.+
10.22          First Amendment to Purchase and Sale Agreement, dated as of December 15, 1995, between
               Liberty/Carrington Pointe Limited Partnership, as Seller, and Integrated Management-Carrington
               Pointe, Inc., as Buyer.+
10.23          Employment Agreement, dated as of May 1, 1996, between the Company and Edward J. Komp.+
10.24          Employment Agreement, dated as of May 1, 1996, between the Company and Kayda Johnson.+
10.25          Employment Agreement, dated as of May 1, 1996, between the Company and John Poole.+
10.26          Employment Agreement, dated as of May 1, 1996, between the Company and Kyle Shatterly.+
10.27          Form of Indemnification Agreement for officers and directors.+
10.28          Stock Incentive Plan.+
10.29          Form of Option Agreement under Stock Incentive Plan.+
10.30          Non-Employee Director Stock Option Plan.+
10.31          Form of Option Agreement under Non-Employee Director Stock Option Plan.+
10.32          Form of Non-Plan Director Option.+
10.33          Integrated Living Communities, Inc. Supplemental Deferred Compensation Plan.
10.34          Revolving  Credit  Demand Note,  dated  February  29, 1996,  in the principal  amount of  $750,000, between  Lori Zito  d/b/a  Elderly Development  Company,  as Borrower,  and Integrated Health
               Services Retirement  Management,  Inc., as Lender, as amended by Allonge and Amendment of
               Revolving Credit Demand Note dated as of July 9, 1996.+




10.35          Revolving Credit and Security  Agreement,  dated as of February 29, 1996,  between  Lori Zito d/b/a
               Elderly  Development  Company,  as  Borrower,  and Integrated  Health Services  Retirement  Management,
               Inc., as Lender,  as amended by Amendment No. 1 to Revolving Credit and Security Agreement dated as of
               July 9, 1996.+
10.36          Development Services Agreement, dated as of June 3, 1996, by and among Integrated Living Communities,
               Inc., Integrated Health Services, Inc. and Aguirre, Inc.+
10.37          Letter of Intent Agreement, dated August 23, 1996, among Integrated Living Communities, Inc. and
               Capstone Capital Corporation.+
10.38          Loan Commitment letter, dated June 11, 1996, from Health Care Property Investors, Inc. to the
               Company.+
10.39          Asset Purchase Agreement, dated as of January  , 1996, among C.S. Denton Partners, Ltd., Thomas Scott and Integrated Health Services at Great Bend, Inc.+
10.40          Letter Agreement Re: Options to Receive Assignments of Various Land Contracts dated March 27, 1996 between Integrated Living Communities, Inc. and The Homestead Company, L.C.+
10.41          Letter Agreement Re: Options to Receive Assignments of Various Land Contracts dated March 21, 1996 between Integrated Living Communities, Inc. and Lori Zito d/b/a Elderly Development Company.+
10.42          Revolving Credit Note, dated June 30, 1996, in the principal amount of $75,000,000, between
               Integrated Living Communities, Inc., as Maker, and Integrated Health Services, Inc., as Lender.+
10.43          Letter of Intent Agreement, dated as of March 18, 1996, among Integrated Living Communities, Inc. and
               The Homestead Company, L.C.+
10.44          Revolving  Credit  Note,  dated March 18,  1996,  in the  principal amount  of  $800,000,  between  The
               Homestead  Company,  L.C.,  as  Borrower,  and Integrated  Health Services  Retirement  Management,
               Inc., as Lender,  as amended by Allonge and  Amendment of  Revolving  Credit Note dated as of July 12, 1996.+
10.45          Revolving  Credit and  Security Agreement,  dated as of  March  18,  1996,  between  The  Homestead
               Company,   L.C.,  as  Borrower,   and  Integrated  Health  Services Retirement Management, Inc., as
               Lender, as amended by Amendment No. 1 to Revolving Credit and Security Agreement dated as of July 12, 1996.+
10.46          Indemnification Agreement dated August 15, 1996 by and between Integrated Health Services, Inc. and
               Integrated Living Communities, Inc.+
10.47          Ancillary Services Agreement dated as of June 3, 1996 by and among Integrated Living Communities,
               Inc., Integrated Health Services, Inc. and Aguirre, Inc.+
10.48          Partition Agreement, dated as of October 31, 1996, by and among Donald Ross, Fred Fiala, John E.
               Rowe, Integrated Health Services, Inc., Central Park Lodges, Inc., Florida Life Care, Inc., and FLC
               Lakehouse Inc. and Janice Blivas.+
10.49          Letter  Agreement,  dated  August 23,  1996,  between  Health  Care Property Investors,  Inc. and
               Integrated Living Communities,  Inc., amending certain provisions of that certain Loan Commitment letter, dated June 11, 1996, from Health Care Property Investors, Inc. to the Company.
21.            Subsidiaries of the Registrant.+
23.1           Consent of KPMG Peat Marwick LLP.+
23.2           Consent of Deloitte & Touche LLP.+
23.3           Consent of Fulbright & Jaworski L.L.P. (contained in Exhibit 5).
24.1           Power of Attorney (included on signature page).+
24.2           Certified Resolution.+
27.            Financial Data Schedule+

+ Previously filed.

(B) FINANCIAL STATEMENT SCHEDULES

ITEM 17. UNDERTAKINGS.

   A. The undersigned registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

   B. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   C. The undersigned registrant hereby undertakes that:

   (1) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

   (2) For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 4 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Owings Mills and State of Maryland on the 24th day of September, 1996.

                                      By:  /s/ Edward J. Komp
                                           -------------------------------------
                                                    Edward J. Komp
                                           President and Chief Executive Officer

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 4 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

             SIGNATURE                               TITLE                           DATE
- ----------------------------------  --------------------------------------- ----------------------
/s/ Edward J. Komp                  President, Chief Executive                  September 24, 1996
- -------------------------------       Officer and Director
Edward J. Komp                        principal executive officer)


/s/ John B. Poole*                  Senior Vice President--                     September 24, 1996
- -------------------------------       Chief Financial Officer
John B. Poole                         (principal financial and
                                      accounting officer)


/s/ Robert N. Elkins*               Chairman of the Board of Directors          September 24, 1996
- -------------------------------
Robert N. Elkins, M.D.

                                    Director
- -------------------------------
Luis Bared


/s/ Lawrence P. Cirka*              Director                                    September 24, 1996
- --------------------------------
Lawrence P. Cirka


/s/ Charles A. Laverty*             Director                                    September 24, 1996
- --------------------------------
Charles A. Laverty


/s/ Lisa Merritt*                   Director                                    September 24, 1996
- --------------------------------
Lisa Merritt



*By: /s/ Edward J. Komp
     ---------------------------
           Edward J. Komp
     (as ttorney-in-fact for
   each of the ersons indicated)

                                      II-6